Exhibit 99.1

Contact: Sandy Rowland 203.328.3500 sandy.rowland@harman.com

HARMAN Reports Fourth Quarter and Full Year Fiscal 2014 Results

•	Q4 Net Sales climb 22% to $1.4 billion; Full Year Net Sales up 24% to $5.3 billion

•	Q4 Operational EPS up 38% to $1.25; Full Year Operational EPS up 43% to $4.41

•	Issues guidance for Fiscal Year 2015; Raises Fiscal Year 2016 Revenue outlook $800 million to $6.85 billion

•	Industry-leading automotive backlog grows to record high of $20.5 billion

•	Expands portfolio into enterprise automation and control through the acquisition of AMX

STAMFORD, CT, August 7, 2014 – Harman International Industries, Incorporated (NYSE: HAR), the premier audio, visual, and infotainment group, today announced results for the fourth quarter and full year ended June 30, 2014.

Net sales for the fourth quarter were $1.444 billion, an increase of 22 percent compared to the same period last year, as all three of the Company’s divisions reported increased sales. Infotainment net sales increased due to the expansion of recent production launches, higher automotive production, and higher take rates. Lifestyle growth was driven by strong demand for the Company’s home and multimedia products launched earlier in the year and an increase in automotive production and take rates in the car audio business. HARMAN’s Professional Division net sales increased as a result of strong demand for the Company’s lighting and audio products.

Excluding restructuring and non-recurring charges, fourth quarter operating income was $121 million, compared to $87 million in the same period last year. On the same non-GAAP basis, earnings per diluted share were $1.25 for the quarter compared to $0.91 in the same period last year. On a GAAP basis, fourth quarter operating income was $57 million compared to $16 million in the same period last year, and earnings per diluted share were $0.62 for the quarter compared to $0.08 in the prior year.

Net sales for the full year were $5.348 billion, an increase of 24 percent compared to the prior year, as all three of the Company’s divisions reported increased sales. Excluding restructuring and non-recurring charges, fiscal year 2014 operating income was $430 million compared to $290 million in the prior year. On the same non-GAAP basis, earnings per diluted share were $4.41 for the year compared to $3.07 in the prior year. On a GAAP basis, fiscal year 2014 operating income was $330 million compared to $201 million in prior year, and earnings per diluted share were $3.36 compared to $2.04 in the prior year.

“We are extremely pleased that, for the fourth consecutive quarter, all three of our divisions achieved double-digit top-line growth, facilitating a 38 percent improvement in earnings per share,” said Dinesh C. Paliwal, the Company’s Chairman, President and CEO. “In our automotive businesses, we are capitalizing on robust demand for an embedded connected car experience and a more favorable production environment. In our other businesses, we continue to gain traction with our award winning products and have recently expanded our portfolio into exciting new markets including enterprise automation and control. We are executing our strategy and, as a result, we have issued strong guidance for fiscal year 2015, raised our outlook for fiscal year 2016 and reported a Company record backlog.”

Paliwal continued, “While achieving record performance in fiscal year 2014, we are taking additional restructuring actions as we continue to relentlessly focus on cost management and align our operations with growth markets. We firmly believe that innovation combined with cost leadership continues to position us for sustainable long-term success.”

FY 2014 Key Figures – Total Company	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	12M FY14	12M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,444	1,182	22%	20%	5,348	4,298	24%	22%
Gross profit	391	285	37%	35%	1,457	1,104	32%	30%
Percent of net sales	27.1%	24.1%			27.2%	25.7%
SG&A	334	269	24%	21%	1,127	903	25%	23%
Operating income	57	16	268%	307%	330	201	64%	64%
Percent of net sales	4.0%	1.3%			6.2%	4.7%
EBITDA	92	52	78%	81%	462	329	40%	39%
Percent of net sales	6.4%	4.4%			8.6%	7.7%
Net Income attributable to HARMAN International Industries, Incorporated	43	5	n.m.	n.m.	235	142	65%	64%
Diluted earnings per share	0.62	0.08	n.m.	n.m.	3.36	2.04	64%	63%
Restructuring & non-recurring costs	64	72			100	88
Non-GAAP[1]
Gross profit	394	316	25%	23%	1,466	1,140	29%	27%
Percent of net sales	27.3%	26.7%			27.4%	26.5%
SG&A	274	228	20%	18%	1,036	850	22%	21%
Operating income	121	87	38%	38%	430	290	48%	47%
Percent of net sales	8.3%	7.4%			8.0%	6.7%
EBITDA	154	121	28%	27%	555	413	35%	33%
Percent of net sales	10.7%	10.2%			10.4%	9.6%
Net Income attributable to HARMAN International Industries, Incorporated	87	63	38%	38%	308	214	44%	41%
Diluted earnings per share	1.25	0.91	38%	38%	4.41	3.07	43%	41%
Shares outstanding – diluted (in millions)	70	70			70	70

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

Non-GAAP gross margin for the fourth quarter of fiscal 2014 increased 59 basis points to 27.3 percent. The improvement was primarily due to the impact of higher sales volume on fixed production costs.

In the fourth quarter of fiscal 2014, SG&A expense as a percentage of net sales decreased 36 basis points to 18.9 percent on a non-GAAP basis.

Fiscal 2015 and 2016 Outlook

HARMAN today provided guidance for fiscal 2015 and raised its financial outlook for fiscal 2016.

Fiscal Year 2015	HARMAN		Infotainment Division		Lifestyle Division		Professional Division
Sales	~$	6.0 billion	~$	3.1 billion	~$	1.8 billion	~$	1.1 billion
EBITDA*	~$	685 million	~$	375 million	~$	265 million	~$	175 million
EPS*	~$	5.25

Fiscal Year 2016	HARMAN		Infotainment Division		Lifestyle Division		Professional Division
Sales	~$	6.85 billion	~$	3.7 billion	~$	1.95 billion	~$	1.2 billion
~EBITDA*	~$	880 million	~$	490 million	~$	310 million	~$	215 million

*	Non-GAAP, excluding restructuring and non-recurring items

Key planning assumptions are outlined in the Company’s slide deck posted on the Investors section of the Company’s website at: www.harman.com

Investor Call Today, August 7, 2014

At 11:00 a.m. EDT today, HARMAN’s management will host an analyst and investor conference call to discuss the fourth quarter and full year results. Those who wish to participate via audio in the earnings conference call should dial 1 (800) 785 6380 (U.S.) or +1 (212) 231 2910 (International) ten minutes before the call and reference HARMAN, Access Code: 21721786.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal fourth quarter earnings release and supporting materials will be posted on the site at approximately 8:00 a.m. EDT, Thursday, August 7, 2014.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through November 7, 2014 at 1:00 p.m. EST. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21721786.

If you need technical assistance, please call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

General Information

HARMAN (www.harman.com) designs, manufactures, and markets a wide range of infotainment and audio solutions for the automotive, consumer, and professional markets. It is a recognized world leader across its customer segments with premium brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, and Mark Levinson® and leading-edge connectivity, safety and audio technologies. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of 16,000 people across the Americas, Europe, and Asia and reported sales of $5.3 billion for the last 12 months ended June 30, 2014. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One should not place undue reliance on these statements. The Company bases these statements on particular assumptions that it has made in light of its industry experience, as well as its perception of historical trends, current market conditions, current economic data, expected future developments and other factors that the Company believes are appropriate under the circumstances. These statements involve risks, uncertainties and assumptions that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) the Company’s ability to maintain profitability in its infotainment division if there are delays in its product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) the Company’s ability to successfully implement its global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of its manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of the Company’s suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith;(7) the Company’s ability to maintain a competitive technological advantage through innovation and leading product designs; (8) the Company’s failure to maintain the value of its brands and implementing a sufficient brand protection program; and (9) other risks detailed in the Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement except as required by law.

This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company reports its awarded business primarily based on written award letters. To validate these awards, the Company uses various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated and reported externally on an annual basis. The Company updates the estimates and awarded business quarterly by adding the value of new awards received and subtracting sales recorded during the quarter. These quarterly updates do not include any assumptions for increased take rates, revisions to product life cycle, or any other factors.

HAR-E

APPENDIX

Infotainment Division

FY 2014 Key Figures – Infotainment	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	12M FY14	12M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	773	614	26%	22%	2,839	2,283	24%	20%
Gross profit	171	131	31%	28%	635	482	32%	28%
Percent of net sales	22.1%	21.3%			22.4%	21.1%
SG&A	131	136	(4%)	(7%)	440	391	12%	9%
Operating income	40	(5)	n.m.	n.m.	195	91	115%	113%
Percent of net sales	5.2%	(0.9%)			6.9%	4.0%
EBITDA	57	11	407%	448%	261	154	70%	67%
Percent of net sales	7.4%	1.8%			9.2%	6.7%
Restructuring & non-recurring costs	31	49			55	60
Non-GAAP[1]
Gross profit	172	132	30%	27%	641	483	33%	29%
Percent of net sales	22.3%	21.5%			22.6%	21.2%
SG&A	101	88	(15%)	(11%)	391	332	18%	14%
Operating income	71	44	62%	61%	250	151	66%	62%
Percent of net sales	9.2%	7.2%			8.8%	6.6%
EBITDA	87	59	47%	45%	310	213	46%	42%
Percent of net sales	11.2%	9.6%			10.9%	9.3%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the fourth quarter of fiscal 2014 were $773 million, an increase of 26 percent compared to the same period in the prior year, or 22 percent excluding the impact of foreign currency translation. The increase in sales was due to the expansion of the Company’s recent production launches across car lines, higher automotive production, and higher take rates.

On a non-GAAP basis in the fourth quarter of fiscal 2014, gross margin increased 77 basis points to 22.3 percent compared to the same period in the prior year primarily due to the impact of improved leverage on fixed production costs, benefits from footprint migration restructuring initiatives, and an increase in software content. SG&A spending decreased 128 basis points to 13.1 percent of net sales primarily due to improved operating leverage on higher sales.

Infotainment Division Highlights

During the fourth quarter of fiscal 2014, HARMAN secured several new business awards bringing the fiscal 2014 total of new awards to $2.5 billion. The Company will develop premium infotainment solutions for both Bentley and Maserati. HARMAN also won an award from Scania/MAN to develop the Company’s first infotainment solution for commercial vehicles. HARMAN will leverage its scalable hardware and software architecture to enter this new market. In addition, the Company secured an award from Ssangyong to provide an eCall solution. On June, 30, 2014, the Company’s infotainment backlog was $16.2 billion, an all-time high for HARMAN.

In July, HARMAN secured a competitive replacement award from Subaru and a follow-on award from an existing European customer totaling $1.3 billion. HARMAN will supply base, mid, and high level solutions for Subaru across carlines globally. This award follows two previously announced awards from Japanese automakers, Yamaha and Suzuki.

At Google’s I/O conference in June, HARMAN was named as an Open Automotive Alliance partner, joining founding members Audi, General Motors, Google, Honda, Hyundai, and Nvidia. The Open Automotive Alliance was formed in early 2014 to accelerate in-car innovation via a common platform designed for openness, customization and scale. HARMAN’s participation in the new alliance complements the Company’s deep mobile expertise, which spans more than 25 million vehicles on the road today equipped with HARMAN audio and infotainment. HARMAN has started integrating smart apps like Apple CarPlay™ and Google Automotive Link™ into its embedded infotainment solutions.

Lifestyle Division

FY 2014 Key Figures – Lifestyle	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	12M FY14	12M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	424	348	22%	21%	1,656	1,338	24%	22%
Gross profit	124	76	63%	62%	498	371	34%	33%
Percent of net sales	29.3%	21.9%			30.1%	27.7%
SG&A	97	49	97%	95%	328	234	40%	39%
Operating income	27	27	(1%)	0%	171	137	24%	24%
Percent of net sales	6.3%	7.7%			10.3%	10.3%
EBITDA	36	37	(2%)	(2%)	205	174	18%	18%
Percent of net sales	8.6%	10.6%			12.4%	13.0%
Restructuring & non-recurring costs	20	15			27	19
Non-GAAP[1]
Gross profit	126	99	27%	26%	500	396	26%	25%
Percent of net sales	29.7%	28.5%			30.2%	29.6%
SG&A	79	57	38%	37%	302	239	26%	25%
Operating income	47	42	11%	11%	198	157	26%	26%
Percent of net sales	11.0%	12.1%			11.9%	11.7%
EBITDA	56	50	11%	11%	232	189	22%	22%
Percent of net sales	13.2%	14.5%			14.0%	14.2%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the fourth quarter of fiscal 2014 were $424 million, an increase of 22 percent compared to the same period in the prior year, or 21 percent excluding the impact of foreign currency translation. The growth in the home and multimedia business was primarily due to accelerated sales of new products launched earlier in the year. The growth in the car audio business was primarily driven by an increase in automotive production and higher take rates due to the increasing importance of audio for a better connected car experience.

On a non-GAAP basis in the fourth quarter of fiscal 2014, gross margin increased by 116 basis points to 29.7 percent compared to the same period in the prior year. This is primarily due to the impact of improved leverage on fixed production costs and benefits from footprint migration restructuring initiatives. SG&A expense as a percentage of sales increased by 223 basis points to 18.7 percent primarily due to increased investment in marketing.

Lifestyle Division Highlights

During the fourth quarter of fiscal 2014, HARMAN secured new branded audio business awards from Alfa Romeo, Hyundai, Kia and Toyota. HARMAN also continued to expand its partnership with Ford in the area of hands-free microphones adding several new car lines including the next-generation F-150. As cars become more connected, voice control becomes more important as a way for drivers to safely interact with embedded in-vehicle systems. HARMAN’s microphone solutions deliver the advantage of small form factor and superior audio sensitivity. HARMAN also secured a similar award for MEMS microphones earlier in the year from Daimler. These new awards now bring the Company’s industry-leading car audio backlog to $4.3 billion.

HARMAN also launched car audio systems in the Hyundai Sonata, Lexus NX, Dodge Challenger, Kia Sedona, Subaru Outback, and Toyota Camry during the quarter.

The Company’s home and multimedia product line also launched several innovative new headphones and portable wireless products. In addition, HARMAN acquired yurbuds, the U.S. market leader in sports headphones. The acquisition will strengthen HARMAN’s position in the fast growing sports headphones and wearables markets.

Professional Division

FY 2014 Key Figures – Professional	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	12M FY14	12M FY13	Including Currency Changes	Excluding Currency Changes[1]
Net sales	248	220	13%	12%	853	673	27%	27%
Gross profit	96	77	24%	23%	323	250	29%	30%
Percent of net sales	38.6%	35.2%			37.9%	37.1%
SG&A	58	52	12%	11%	209	164	27%	27%
Operating income	37	26	46%	47%	114	86	33%	35%
Percent of net sales	15.1%	11.6%			13.4%	12.8%
EBITDA	43	32	35%	35%	135	103	31%	33%
Percent of net sales	17.4%	14.5%			15.8%	15.3%
Restructuring & non-recurring costs	3	8			6	9
Non-GAAP[1]
Gross profit	96	84	14%	14%	324	259	25%	26%
Percent of net sales	38.7%	38.1%			38.0%	38.5%
SG&A	55	51	9%	8%	203	164	24%	24%
Operating income	41	33	23%	23%	121	95	27%	29%
Percent of net sales	16.4%	15.1%			14.1%	14.1%
EBITDA	46	39	18%	18%	141	112	27%	28%
Percent of net sales	18.7%	17.9%			16.6%	16.6%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the fourth quarter of fiscal 2014 were $248 million, an increase of 13 percent compared to the same period in the prior year or 12 percent excluding foreign currency translation. The increase in net sales is primarily due to strong demand for the Company’s lighting and audio products.

On a non-GAAP basis in the fourth quarter of fiscal 2014, gross margin increased 62 basis points to 38.7 percent compared to the same period in the prior year due to stronger profitability of the Company’s lighting products. SG&A expense as a percentage of sales decreased 72 basis points to 22.3 percent due to improved operating leverage on higher sales.

Professional Division Highlights

The Professional Division continued to experience robust demand for its audio and lighting products for use at live entertainment events and fixed venue installations worldwide.

In the fourth quarter of fiscal 2014, HARMAN’s audio and lighting system solutions were selected for installation at San Diego’s Petco Park, home of the Padres, and the University of Texas - El Paso Sun Bowl Stadium. The Company also upgraded the installed audio system at the Grand Mosque in Mecca, Saudi Arabia as well as numerous entertainment, hospitality and transportation facilities.

HARMAN’s products powered a wide range of high-profile televised award shows, special events, music festivals and tours. These included the Rock and Roll Hall of Fame Induction Ceremony, the Eurovision Song Contest, and Rock In Rio Lisbon. In Brazil, HARMAN audio systems were installed in eight of the 12 stadiums at the FIFA World Cup, and were featured on the field to support the Opening and Closing Ceremonies.

The division launched 44 new products during the fourth quarter. The Soundcraft Vi3000 digital mixing console was awarded Best of Show by the National Association of Broadcasters and the JBL VTX V20 loudspeaker system was honored with Rental & Staging’s Best New Product Award. In addition, the Martin Viper Quadray was honored as Live Design’s Lighting Product of the Year.

In June, HARMAN’s Professional Division acquired AMX LLC, a leading provider of enterprise automation and control systems as well as distributing and switching solutions for audio and video. With the addition of AMX, HARMAN is uniquely positioned to provide complete audio, video, lighting and automation solutions to customers globally.

Other (Corporate)

FY 2014 Key Figures – Other	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY14	3M FY13	Including Currency Changes	Excluding Currency Changes[1]	12M FY14	12M FY13	Including Currency Changes	Excluding Currency Changes[1]
SG&A	47	32	47%	48%	151	114	32%	32%
Restructuring & non-recurring costs	9	0			12	0
Non-GAAP[1]
SG&A	38	32	19%	19%	139	114	22%	22%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Other (Corporate) SG&A expense includes compensation, benefit and occupancy costs for corporate employees, new technology innovation, and expenses associated with the Company’s brand identity campaign. In the fourth quarter of 2014, compared to the same period in the prior year, SG&A expenses as a percentage of the Company’s net sales on a non-GAAP basis decreased five basis points to 2.6%.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Net sales	$1,444,419	$1,182,235	$5,348,483	$4,297,842
Cost of sales	1,053,624	897,350	3,891,816	3,193,722
Gross profit	390,795	284,885	1,456,667	1,104,120
Selling, general and administrative expenses	333,739	269,369	1,126,940	902,869
Operating income	57,056	15,516	329,727	201,251
Other expenses:
Interest expense, net	2,090	1,572	8,026	12,868
Foreign exchange losses (gains), net	1,190	2,819	5,935	2,313
Miscellaneous, net	2,568	8,017	8,371	11,800
Income before income taxes	51,208	3,108	307,395	174,270
Income tax expense, net	8,095	(2,477)	72,610	31,729
Equity in net loss of unconsolidated subsidiaries	0	95	206	134
Net income	43,113	5,490	234,579	142,407
Net income attributable to non-controlling interest	(113)	0	(113)	0

Net income attributable to HARMAN International Industries, Incorporated	$43,226	$5,490	$234,692	$142,407

Earnings per share:
Basic	$0.63	$0.08	$3.40	$2.06
Diluted	$0.62	$0.08	$3.36	$2.04
Weighted average shares outstanding:
Basic	69,088	69,164	69,073	68,990
Diluted	70,058	69,965	69,889	69,736

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	June 30, 2014	June 30, 2013
ASSETS
Current assets
Cash and cash equivalents	$581,312	$454,258
Short-term investments	0	10,008
Receivables, net	894,579	722,711
Inventories	662,128	549,831
Other current assets	320,852	352,244

Total current assets	2,458,871	2,089,052

Property, plant and equipment, net	509,856	425,182
Goodwill	540,952	234,342
Deferred tax assets, long-term, net	170,558	260,749
Other assets	445,353	226,360

Total assets	$4,125,590	$3,235,685

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$35,625	$30,000
Short-term debt	3,736	4,930
Accounts payable	697,553	498,055
Accrued liabilities	566,722	402,704
Accrued warranties	155,472	128,411
Income taxes payable	26,544	13,414

Total current liabilities	1,485,652	1,077,514

Long-term debt	519,407	255,043
Pension liability	186,352	167,687
Other non-current liabilities	141,158	90,570

Total liabilities	2,332,569	1,590,814

Total HARMAN International Industries, Incorporated shareholders’ equity	1,792,578	1,644,871

Non-controlling interest total equity	443	0

Total equity	1,793,021	1,644,871

Total liabilities and equity	$4,125,590	$3,235,685

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30, 2014
	GAAP	Adjustments	Non-GAAP
Net sales	$1,444,419	$0	$1,444,419
Cost of sales	1,053,624	(3,295)[a]	1,050,329
Gross profit	390,795	3,295	394,090
Selling, general and administrative expenses	333,739	(60,225)[b]	273,514
Operating income	57,056	63,520	120,576
Other expenses:
Interest expense, net	2,090	0	2,090
Foreign exchange losses, net	1,190	0	1,190
Miscellaneous, net	2,568	46	2,614
Income before income taxes	51,208	63,474	114,682
Income tax expense, net	8,095	19,242 [c]	27,337
Equity in net loss of unconsolidated subsidiaries	0	0	0
Net income	43,113	44,232	87,345
Net income attributable to non-controlling interest	(113)	0	(113)

Net income attributable to HARMAN International Industries, Incorporated	$43,226	$44,232	$87,458

Earnings per share:
Basic	$0.63	$0.64	$1.26
Diluted	$0.62	$0.63	$1.25
Weighted average shares outstanding:
Basic	69,088		69,088
Diluted	70,058		70,058

a)	Restructuring expense in Cost of Sales was $1.7 million for projects to increase manufacturing productivity; other non-recurring expense included in Cost of Sales was $1.6 million.
b)	Restructuring expense in SG&A was $48.9 million primarily due to projects to increase productivity in engineering, manufacturing and administrative functions; other non-recurring expense included in SG&A was $11.4 million.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Twelve Months Ended June 30, 2014
	GAAP	Adjustments	Non-GAAP
Net sales	$5,348,483	$0	$5,348,483
Cost of sales	3,891,816	(8,838)[a]	3,882,978
Gross profit	1,456,667	8,838	1,465,505
Selling, general and administrative expenses	1,126,940	(91,215)[b]	1,035,725
Operating income	329,727	100,053	429,780
Other expenses:
Interest expense, net	8,026	0	8,026
Foreign exchange losses, net	5,935	0	5,935
Miscellaneous, net	8,371	46	8,417
Income before income taxes	307,395	100,007	407,402
Income tax expense, net	72,610	26,491 [c]	99,101
Equity in net loss of unconsolidated subsidiaries	206	0	206
Net income	234,579	73,516	308,095
Net income attributable to non-controlling interest	(113)	0	(113)

Net income attributable to HARMAN International Industries, Incorporated	$234,692	$73,516	$308,208

Earnings per share:
Basic	$3.40	$1.06	$4.46
Diluted	$3.36	$1.05	$4.41
Weighted average shares outstanding:
Basic	69,073		69,073
Diluted	69,889		69,889

a)	Restructuring expense in Cost of Sales was $7.8 million due to projects to increase productivity in manufacturing; other non-recurring expense included in Cost of Sales was $1.0 million.
b)	Restructuring expense in SG&A was $76.4 million primarily due to projects to increase productivity in engineering, manufacturing and administrative functions; other non-recurring expense in SG&A was $14.8 million.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the discrete tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$1,182,235	$0	$1,182,235
Cost of sales	897,350	(30,749)[a]	866,601
Gross profit	284,885	30,749	315,634
Selling, general and administrative expenses	269,369	(41,211)[b]	228,158
Operating income	15,516	71,960	87,476
Other expenses:
Interest expense, net	1,572	0	1,572
Foreign exchange losses, net	2,819	0	2,819
Miscellaneous, net	8,017	(5,993)[d]	2,024
Income before income taxes	3,108	77,953	81,061
Income tax expense, net	(2,477)	20,020 [c]	17,543
Equity in net loss of unconsolidated subsidiaries	95	0	95

Net income attributable to HARMAN International Industries, Incorporated	$5,490	$57,933	$63,423

Earnings per share:
Basic	$0.08	$0.84	$0.92
Diluted	$0.08	$0.83	$0.91
Weighted average shares outstanding:
Basic	69,164		69,164
Diluted	69,965		69,965

a)	Restructuring expense in Cost of Sales was $3.2 million for projects to increase manufacturing productivity and a non-recurring expense of $27.5 million related to potential NAFTA customs duties from prior years.
b)	Restructuring expense in SG&A was $50.8 million primarily due to the divestment of a German manufacturing operation and projects to increase productivity in engineering and administrative functions; other non-recurring income in SG&A was $9.6 million due to the reduction of a contingent consideration accrual for MWM Acoustics, LLC and certain related entities.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the statutory tax rate within that specific country.
d)	Non-recurring expense in miscellaneous, net includes a loss on available for sale securities.

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Twelve Months Ended June 30, 2013
	GAAP	Adjustments	Non-GAAP
Net sales	$4,297,842	$0	$4,297,842
Cost of sales	3,193,722	(35,404)[a]	3,158,318
Gross profit	1,104,120	35,404	1,139,524
Selling, general and administrative expenses	902,869	(53,083)[b]	849,786
Operating income	201,251	88,487	289,738
Other expenses:
Interest expense, net	12,868	(1,129)	11,739
Foreign exchange losses, net	2,313	0	2,313
Miscellaneous, net	11,800	(6,019)	5,781
Income before income taxes	174,270	95,635	269,905
Income tax expense, net	31,729	23,632 [c]	55,361
Equity in net loss of unconsolidated subsidiaries	134	0	134

Net income attributable to HARMAN International Industries, Incorporated	$142,407	$72,003	$214,410

Earnings per share:
Basic	$2.06	$1.04	$3.11
Diluted	$2.04	$1.03	$3.07
Weighted average shares outstanding:
Basic	68,990		68,990
Diluted	69,736		69,736

a)	Restructuring expense in Cost of Sales was $7.9 million due to projects to increase productivity in manufacturing; other non- recurring expense included in Cost of Sales was $27.5 million for potential NAFTA customs duties from prior years.
b)	Restructuring expense in SG&A was $75.2 million primarily due to the divestment of a German manufacturing operation and projects to increase productivity in engineering and administrative functions; other non-recurring income in SG&A was $22.1 million due to reduction of a contingent consideration accrual for MWM Acoustics.
c)	The tax benefits are calculated by multiplying the actual restructuring / non-recurring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended June 30,		Increase (Decrease)
	2014	2013
Net sales – nominal currency	$1,444,419	$1,182,235	22%
Effect of foreign currency translation(1)		22,907

Net sales – local currency	1,444,419	1,205,142	20%

Gross profit – nominal currency	390,795	284,885	37%
Effect of foreign currency translation(1)		3,948

Gross profit – local currency	390,795	288,833	35%

SG&A & Other – nominal currency	333,739	269,369	24%
Effect of foreign currency translation(1)		5,451

SG&A & Other – local currency	333,739	274,820	21%

Operating income – nominal currency	57,056	15,516	268%
Effect of foreign currency translation(1)		(1,502)

Operating income – local currency	57,056	14,014	307%

Net income attributable to HARMAN International Industries, Incorporated – nominal currency	43,226	5,490	687%
Effect of foreign currency translation(1)		(1,617)
Net income attributable to HARMAN International Industries, Incorporated – local currency	43,226	3,873	1,016%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. HARMAN encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges
(In thousands; unaudited)	Three Months Ended June 30,		Increase (Decrease)
	2014	2013
Net sales – nominal currency	$1,444,419	$1,182,235	22%
Effect of foreign currency translation(1)		22,907

Net sales – local currency	1,444,419	1,205,142	20%

Gross profit – nominal currency	394,090	315,634	25%
Effect of foreign currency translation(1)		4,089

Gross profit – local currency	394,090	319,723	23%

SG&A & Other – nominal currency	273,514	228,158	20%
Effect of foreign currency translation(1)		3,994

SG&A & Other – local currency	273,514	232,152	18%

Operating income – nominal currency	120,576	87,476	38%
Effect of foreign currency translation(1)		95

Operating income – local currency	120,576	87,571	38%

Net income attributable to HARMAN International Industries, Incorporated – nominal currency	87,345	63,423	38%
Effect of foreign currency translation(1)		(19)
Net income attributable to HARMAN International Industries, Incorporated – local currency	87,345	63,404	38%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. The Company encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Twelve Months Ended June 30,		Increase (Decrease)
	2014	2013
Net sales – nominal currency	$5,348,483	$4,297,842	24%
Effect of foreign currency translation(1)		84,521

Net sales – local currency	5,348,483	4,382,363	22%

Gross profit – nominal currency	1,456,667	1,104,120	32%
Effect of foreign currency translation(1)		15,259

Gross profit – local currency	1,456,667	1,119,379	30%

SG&A & Other – nominal currency	1,126,940	902,869	25%
Effect of foreign currency translation(1)		15,452

SG&A & Other – local currency	1,126,940	918,321	23%

Operating income – nominal currency	329,727	201,251	64%
Effect of foreign currency translation(1)		(193)

Operating income – local currency	329,727	201,058	64%

Net income attributable to HARMAN International Industries, Incorporated – nominal currency	234,692	142,407	65%
Effect of foreign currency translation(1)		1,003
Net income attributable to HARMAN International Industries, Incorporated – local currency	234,692	143,410	64%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. HARMAN encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges
(In thousands; unaudited)	Twelve Months Ended June 30,		Increase (Decrease)
	2014	2013
Net sales – nominal currency	$5,348,483	$4,297,842	24%
Effect of foreign currency translation(1)		84,521

Net sales – local currency	5,348,483	4,382,363	22%

Gross profit – nominal currency	1,465,505	1,139,524	29%
Effect of foreign currency translation(1)		15,484

Gross profit – local currency	1,465,505	1,155,008	27%

SG&A & Other – nominal currency	1,035,725	849,786	22%
Effect of foreign currency translation(1)		12,598

SG&A & Other – local currency	1,035,725	862,384	20%

Operating income – nominal currency	429,780	289,738	48%
Effect of foreign currency translation(1)		2,885

Operating income – local currency	429,780	292,623	47%

Net income attributable to HARMAN International Industries, Incorporated – nominal currency	308,208	214,410	44%
Effect of foreign currency translation(1)		4,106
Net income attributable to HARMAN International Industries, Incorporated – local currency	308,208	218,516	41%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect its reported financial results, the Company shows the rates of change both including and excluding the effect of these changes in exchange rates. HARMAN encourages readers of its financial statements to evaluate its financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
HARMAN:
Operating Income	57,056	63,520	120,576	15,516	71,960	87,476
Depreciation & Amortization	35,026	(1,418)	33,608	36,175	(3,116)	33,059
EBITDA	92,082	62,102	154,184	51,691	68,844	120,535
INFOTAINMENT:
Operating Income	39,972	31,239	71,211	(5,334)	49,282	43,948
Depreciation & Amortization	17,062	(1,398)	15,664	16,577	(1,348)	15,229
EBITDA	57,034	29,841	86,875	11,243	47,934	59,177
LIFESTYLE:
Operating Income	26,793	19,812	46,605	26,956	15,012	41,968
Depreciation & Amortization	9,490	0	9,490	10,061	(1,670)	8,391
EBITDA	36,283	19,812	56,095	37,017	13,342	50,359
PROFESSIONAL:
Operating Income	37,360	3,278	40,638	25,503	7,665	33,168
Depreciation & Amortization	5,844	(16)	5,828	6,416	(97)	6,319
EBITDA	43,205	3,258	46,463	31,919	7,568	39,487

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Twelve Months Ended June 30, 2014			Twelve Months Ended June 30, 2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
HARMAN:
Operating Income	329,727	100,053	429,780	201,251	88,487	289,738
Depreciation & Amortization	132,328	(6,959)	125,369	128,169	(5,338)	122,831
EBITDA	462,055	93,094	555,149	329,420	83,149	412,569
INFOTAINMENT:
Operating Income	195,403	54,717	250,120	90,799	60,222	151,021
Depreciation & Amortization	65,912	(6,219)	59,693	63,008	(1,347)	61,661
EBITDA	261,315	48,498	309,813	153,807	58,875	212,682
LIFESTYLE:
Operating Income	170,517	27,323	197,840	137,477	19,253	156,730
Depreciation & Amortization	34,581	(622)	33,959	36,572	(3,818)	32,754
EBITDA	205,098	26,701	231,799	174,049	15,435	189,484
PROFESSIONAL:
Operating Income	114,057	6,499	120,556	85,810	9,011	94,821
Depreciation & Amortization	20,866	(119)	20,747	16,882	(171)	16,711
EBITDA	134,923	6,380	141,303	102,692	8,840	111,532

HARMAN has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of its non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in HARMAN’s consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	June 30, 2014
$ millions
Cash & cash equivalents	$581
Short-term investments	0
Available credit under Revolving Credit Facility	445

Total liquidity	$1,026